Exhibit 10.35

FIFTH AMENDMENT

THIS FIFTH AMENDMENT (this “Amendment”) is made and entered into as of May 20th, 2010, by and between CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and AFFYMAX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                   Landlord (as successor in interest by conversion to EOP-Foothill Research Center, L.L.C., a Delaware limited liability company, successor in interest to Spieker Properties, L.P., a California limited partnership, successor in interest to Miranda Associates, a California general partnership) and Tenant (as successor in interest to Affymax Research Institute, a California corporation) are parties to that certain Research and Development/Office Lease dated May 30, 1990 (the “Original Lease”), as amended by that certain Consent to Sublease dated July 30, 1990 (the “Consent”), that certain First Amendment to Lease dated November 16, 1999 (“the First Amendment”), that certain Second Amendment to Lease dated December 20, 1999, that certain Third Amendment dated December 31, 2001, and that certain Fourth Amendment dated November 30, 2006 (the “Fourth Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant certain premises containing (1) approximately 53,830 rentable square feet consisting of the entire building located at 4001 Miranda Avenue (the “Current Premises”), and (2) approximately 30,630 rentable square feet (the commencement date for which has not yet occurred, as more particularly described in Section I.B of the Fourth Amendment), consisting of the entire building located at 4015 Miranda Avenue (as more particularly described in the Fourth Amendment, the “Must-Take Space”), in Palo Alto, California, all in the project commonly known as Foothill Research Center.

B.                                     The parties wish to expand the Premises (defined in the Lease) to include additional space containing (1) the approximately 12,364 rentable square feet described as Suite No. 100 (the “Suite 100 Expansion Space”) on the 1st floor of the building located at 4009 Miranda Avenue in Palo Alto, California (the “4009 Miranda Building”) shown on Exhibit A-1 hereto, which consists of an approximately 10,794 rentable square foot area shown on Exhibit A-1 (the “Suite 100 Main Space”) and an approximately 1,570 rentable square foot area adjacent to the Suite 100 Main Space shown on Exhibit A-1 (the “Suite 100 Remainder Space”), and (2) the approximately 16,345 rentable square feet described as Suite No. 200 (the “Suite 200 Expansion Space”) on the 2nd floor of the 4009 Miranda Building and shown on Exhibit A-2 attached hereto (collectively, the “Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                       Suite 100 Main Expansion.

1.1.                              Effect of Suite 100 Main Expansion.  Effective as of the Suite 100 Main Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased to include the Suite 100 Main Space, and, from and after the Suite 100 Main Expansion Effective Date, the Current Premises and the Suite 100 Main Space (and, if an Advanced Must-Take Effective Date (defined in Section I.E of the Fourth Amendment) has previously occurred, the Must-Take Space) shall collectively be deemed the Premises.  The term of the Lease for the Suite 100 Main Space (the “Suite 100 Main Expansion Term”) shall commence on the Suite 100 Main Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Termination Date (as defined in the Fourth Amendment), subject to Section 9 below.  From and after the Suite 100 Main Expansion Effective Date, the Suite 100 Main Space shall be subject to all the terms and conditions of the Lease except as provided herein, and except that, except as may be expressly provided in this Amendment, (a) Tenant shall not be entitled to receive, with respect to the Suite 100 Main Space, any allowance, free rent or other financial concession granted with respect to the Current Premises or the Must-Take Space, and (b) no representation or warranty made by Landlord with respect to the Current Premises or Must-Take Space shall apply to the Suite 100 Main Space.

1.2.                              Suite 100 Main Expansion Effective Date.  As used herein, “Suite 100 Main Expansion Effective Date” means the earlier to occur of (i) the date on which Tenant first commences to conduct business in any portion of the Suite 100 Main Space, or (ii) July 1, 2010; provided, however, that if Landlord fails to deliver the Suite 100 Main Space to Tenant on or before the date described in the preceding clause (ii) as a result of any holdover or unlawful possession by another party, the Suite 100 Main Expansion Effective Date shall be the date on which Landlord delivers possession of the Suite 100 Main Space to Tenant free from occupancy by any party.  Any such delay in the Suite 100 Main Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom; provided, however, Landlord, at its expense, shall use commercially reasonable efforts to obtain possession of the Suite 100 Main Space for delivery to Tenant as soon as practicable following any such holdover.  If the Suite 100 Main Expansion Effective Date is delayed, the Extended Termination Date under the Lease shall not be similarly extended.

2.                                       Suite 100 Remainder Expansion.

2.1.                              Effect of Suite 100 Remainder Expansion.  Effective as of the Suite 100 Remainder Expansion Effective Date (defined in Section 2.2 below), the Premises shall be increased to include the Suite 100 Remainder Space, and, from and after the Suite 100 Remainder Expansion Effective Date, the Current Premises, the Suite 100 Main Space and the Suite 100 Remainder Space (and, if the Must-Take Effective Date (defined in Section I.E of the Fourth Amendment) has previously or concurrently occurred, the Must-Take Space) shall collectively be deemed the Premises.  The term of the Lease for the Suite 100 Remainder Space (the “Suite 100 Remainder Expansion Term”), and together with the Suite 100 Main Expansion Term, the “Suite 100 Expansion Term”) shall commence on the Suite 100 Remainder Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Termination Date (as defined in the Fourth Amendment), subject to Section 9 below.  From and after the Suite 100 Remainder Expansion Effective Date, the Suite 100 Remainder Space shall be subject to all the terms and conditions of the Lease except as provided herein, and except that, except as may be expressly provided in this Amendment, (a) Tenant shall not be entitled to receive, with respect to the Suite 100 Remainder Space, any allowance, free rent or other financial concession granted with respect to the Current Premises or the Must-Take Space, and (b) no representation or warranty made by Landlord with respect to the Current Premises or Must-Take Space shall apply to the Suite 100 Remainder Space.

2.2.                              Suite 100 Remainder Expansion Effective Date.  As used herein, “Suite 100 Remainder Expansion Effective Date” means the earlier to occur of (i) the date on which Tenant first commences to conduct business in any portion of the Suite 100 Remainder Space, or (ii) January 1, 2011; provided, however, that if Landlord fails to deliver the Suite 100 Remainder Space to Tenant on or before the date described in the preceding clause (ii) as a result of any holdover or unlawful possession by another party, the Suite 100 Remainder Expansion Effective Date shall be the date on which Landlord delivers possession of the Suite 100 Remainder Space to Tenant free from occupancy by any party.  Any such delay in the Suite 100 Remainder Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom; provided, however, Landlord, at its expense, shall use commercially reasonable efforts to obtain possession of the Suite 100 Remainder Space for delivery to Tenant as soon as practicable following any such holdover.  If the Suite 100 Remainder Expansion Effective Date is delayed, the Extended Termination Date under the Lease shall not be similarly extended.

3                                          Suite 200 Expansion.

3.1.                              Effect of Suite 200 Expansion.  Effective as of the Suite 200 Expansion Effective Date (defined in Section 3.2 below), the Premises as then constituted under the Lease shall be increased to include the Suite 200 Expansion Space, and, from and after the Suite 200 Expansion Effective Date, the Current Premises, the entire Suite 100 Expansion Space, the Suite 200 Expansion Space (and, if the Must-Take Effective Date (defined in Section I.B of the Fourth Amendment) has previously occurred, the Must-Take Space) shall collectively be deemed the Premises.  The term of the Lease for the Suite 200 Expansion Space (the “Suite 200 Expansion Term”) shall commence on the Suite 200 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Termination Date (as defined in the Fourth Amendment), subject to Section 9 below.  From and after the Suite 200 Expansion Effective Date, the Suite 200 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein, and except that, except as may be expressly provided in this Amendment, (a) Tenant shall not be entitled to receive, with respect to the Suite 200 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Current Premises or the Must-Take Space, and (b) no representation or warranty made by Landlord with respect to the Current Premises or the Must-Take Space shall apply to the Suite 200 Expansion Space.

3.2.                              Suite 200 Expansion Effective Date.  As used herein, “Suite 200 Expansion Effective Date” means the earlier to occur of (i) the date on which Tenant first commences to conduct business in the Suite 200 Expansion Space, or (ii) the later of (A) May 1, 2011 (the “Target Suite 200 Expansion Effective Date”), or (B) the date that the Suite 200 Demising Work (defined in Section 8.3 below) is substantially complete (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Suite 200 Expansion Space; provided, however, that if Landlord fails to deliver the Suite 200 Expansion Space to Tenant on or before the later of the dates described in the preceding clause (ii) as a result of any holdover or unlawful possession by another party, the Suite 200 Expansion Effective Date shall be the date on which Landlord delivers possession of the Suite 200 Expansion Space to Tenant free from occupancy by any party.  Any such delay in the Suite 200 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom; provided, however, Landlord, at its expense, shall use commercially reasonable efforts to obtain possession of the Suite 200 Expansion Space for delivery to Tenant as soon as practicable following any such holdover.  If the Suite 200 Expansion Effective Date is delayed, the Extended Termination Date under the Lease shall not be similarly extended.

4.                                       Confirmation Letter(s).  At any time after the Suite 100 Main Expansion Effective Date, the Suite 100 Remainder Expansion Effective Date and/or the Suite 200 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto with respect to the applicable portion of the Expansion Space, as a confirmation of the information set forth therein with respect to such portion of the Expansion Space, which Tenant shall execute and return to Landlord within fifteen (15) days after receiving it.  If Tenant fails to execute and return (or reasonably object in writing to) such notice within fifteen (15) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

5.                                       Base Rent.

A.                                   With respect to the Suite 100 Main Space during the portion of the Suite 100 Expansion Term prior to the Suite 100 Remainder Expansion Effective Date, the schedule of Base Rent shall be as follows:

Period of Suite 100 Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Suite 100 Main Expansion Effective Date through day preceding Suite 100 Remainder Expansion Effective Date	$31.20	$28,064.40

All such Base Rent shall be payable by Tenant in monthly installments in accordance with the terms of the Lease, provided that the CPI adjustments set forth in Section 4(b) of the Original Lease and Paragraph 2 of the First Amendment shall not apply to the Suite 100 Main Space during the Suite 100 Main Expansion Term.

B.                                     Effective as of the Suite 100 Remainder Expansion Effective Date, during the remainder of the Suite 100 Expansion Term, the schedule of Base Rent for the entire Suite 100 Expansion Space shall be as follows:

Period of Suite 100 Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Suite 100 Remainder Expansion Effective Date - 6/30/11	$31.20	$32,146.40
7/1/11 – 6/30/12	$32.14	$33,114.91
7/1/12 – 6/30/13	$33.10	$34,104.03
7/1/13 – 6/30/14	$34.09	$35,124.06
7/1/14 – 9/30/14	$35.12	$36,185.31

All such Base Rent shall be payable by Tenant in monthly installments in accordance with the terms of the Lease, provided that the CPI adjustments set forth in Section 4(b) of the Original Lease and Paragraph 2 of the First Amendment shall not apply to the Suite 100 Remainder Space during the Suite 100 Remainder Expansion Term.

C.                                     Effective as of the Suite 200 Expansion Effective Date, during the Suite 200 Expansion Term, the schedule of Base Rent for the Suite 200 Expansion Space shall be as follows:

Period During Suite 200 Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Suite 200 Expansion Effective Date - 6/30/11	$31.20	$42,497.00
7/1/11 – 6/30/12	$32.14	$43,777.36
7/1/12 – 6/30/13	$33.10	$45,084.96
7/1/13 – 6/30/14	$34.09	$46,433.42
7/1/14 – 9/30/14	$35.12	$47,836.37

All such Base Rent shall be payable by Tenant in monthly installments in accordance with the terms of the Lease, provided that the CPI adjustments set forth in Section 4(b) of the Original Lease and Paragraph 2 of the First Amendment shall not apply to the Suite 200 Expansion Space during the Suite 200 Expansion Term.

6.                                       Additional Security Deposit.  No additional security deposit or letter of credit shall be required in connection with this Amendment.

7.                                       Property Expenses.

7.1                                 During the portion of the Suite 100 Expansion Term prior to the Suite 100 Remainder Expansion Effective Date, Tenant shall pay Property Expenses for the Suite 100 Main Space on the same terms and conditions set forth in the Lease, except that in connection with the Suite 100 Main Space, for purposes of Sections 6 and 47 of the Original Lease the “Premises” shall mean the Suite 100 Main Space, the “Building” shall mean the 4009 Miranda Building, “Tenant’s Pro Rata Share” for the Suite 100 Main Space shall be 19.7244%, and “Tenant’s Percentage” for the Suite 100 Main Space shall be 5.5250%.  During the portion of the Suite 100 Expansion Term on and after the Suite 100 Remainder Expansion Effective Date, Tenant shall pay Property Expenses for the entire Suite 100 Expansion Space on the same terms and conditions set forth in the Lease, except that in connection with the Suite 100 Expansion Space, for purposes of Sections 6 and 47 of the Original Lease the “Premises” shall mean the entire Suite 100 Expansion Space, the “Building” shall mean the 4009 Miranda Building, “Tenant’s Pro Rata Share” for the entire Suite 100 Expansion Space shall be 22.5934%, and “Tenant’s Percentage” for the entire Suite 100 Expansion Space shall be 6.3286%. During the Suite 200 Expansion Term, Tenant shall pay Property Expenses for the Suite 200 Expansion Space on the same terms and conditions set forth in the Lease, except that in connection with the Suite 200 Expansion Space, for purposes of Sections 6 and 47 of the Original Lease the “Premises” shall mean the Suite 200 Expansion Space, the “Building” shall mean the 4009 Miranda Building, “Tenant’s Pro Rata Share” for the Suite 200 Expansion Space shall be 29.8681%, and “Tenant’s Percentage” for the Suite 200 Expansion Space shall be 8.3663%.

7.2                                 Multi-Tenant Building.  The parties acknowledge that with respect to the Expansion Space, the 4009 Building shall be considered a “Multi-Tenant Building” (as defined in the Fourth Amendment) under the Lease, unless and until Tenant leases the entire 4009 Miranda Building pursuant to the Lease.

7.3                                 Remeasurement.  The parties acknowledge and agree that the Pro Rata Shares and Percentage Shares set forth in this Section 7 with respect to the Expansion Space represent Landlord’s remeasurement of the 4009 Miranda Building and the Complex.  Accordingly, for purposes of the Expansion Space only, the rentable square footage of the 4009 Miranda Building is deemed to be 54,724 and the rentable square footage of the Complex is deemed to be 195,366.

8.                                       Improvements to Expansion Space.

8.1.                              Condition of Expansion Space.  Tenant acknowledges that it has inspected the Expansion Space and agrees to accept it “as is” without any representation by Landlord regarding its condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.  The first two sentences of Section 11 of the Original Lease shall not apply to the Expansion Space, and no representations by Landlord set forth in the Lease with respect to the Current Premises or the Must-Take Space shall be deemed remade in connection with the Expansion Space, unless specifically provided for herein.

8.2.                              Responsibility for Improvements to Expansion Space.  Tenant shall be entitled to perform improvements to the Suite 100 Main Space following the Suite 100 Main Expansion Effective Date, to the Suite 100 Remainder Space following the Suite 100 Remainder Expansion Effective Date and to the Suite 200 Expansion Space following the Suite 200 Expansion Effective Date (each an applicable “Effective Date”), and, provided that Tenant does not exercise its Acceleration Option (as described in Section 9 below), to receive an Expansion Allowance from Landlord for such improvements, in accordance with the Expansion Work Letter attached hereto as Exhibit B.  As provided in the Expansion Work Letter, Section 12.B of the Original Lease shall apply generally to the Expansion Alterations even though the nature of such improvements is not yet determined; provided that in determining categories of such improvements for purposes of Section 12.B, Landlord shall not be required to designate any improvements that are Nonremovable Tenant Improvements as “Leaseable Nonremovable Tenant Improvements” (and accordingly will not be required to waive its interest in or subordinate Landlord’s claim to any such improvements or equipment for the benefit of Tenant’s lenders or equipment lessors) if such improvements are paid for in whole or in part by the Expansion Allowance.

8.3                                 Demising of Suite 200 Expansion Space. Landlord shall cause the construction or installation of the following items in a good and workmanlike manner using Building-standard materials, methods and finishes (collectively, the “Suite 200 Demising Work”):  Install a demising wall between the Suite 200 Expansion Space and adjoining tenant spaces, including studs, acoustical insulation and dry wall ready for finish on tenant side only and any necessary penetrations, fire dampers and sound traps.  The Suite 200 Demising Work shall be performed at Landlord’s sole expense and shall not be deemed Expansion Alterations or Tenant Improvements.  Landlord shall use commercially reasonable efforts to perform the Suite 200 Demising Work prior to the Target Suite 200 Expansion Effective Date.

8.4                                 Early Entry.  Notwithstanding Section 8.2 or anything else to the contrary contained in this Amendment, but subject to the provisions of this Section 8.4, Tenant may enter the Suite 100 Main Space, the Suite 100 Remainder Space and the Suite 200 Expansion Space, from and after the execution of this Amendment and before the applicable Effective Date, at its sole risk, in order to identify and assess items of repair that Tenant will need to make in the applicable portion of the Expansion Space, and for the purpose of making repairs, installing telecommunications and data cabling and equipment, furnishings and other personalty in the applicable portion of the Expansion Space.  Other than the obligation to pay Base Rent and Tenant’s Pro Rata Share and Tenant’s Percentage of Property Expenses, all of Tenant’s obligations under the Lease (as amended) shall apply during any period of such early entry.  Notwithstanding the foregoing, Tenant acknowledges that the Expansion Space is and may continue to be occupied by third parties up the applicable effective date(s), that Landlord has made no representation that any portion of the Expansion Space will be available to Tenant for early entry prior to the applicable Effective Date, and that Tenant’s rights hereunder are strictly subject to the agreement and cooperation of any then existing tenant(s) and occupant(s) of the applicable portion of the Expansion Space, each in its sole discretion.  Landlord shall request the cooperation of the necessary third parties to provide Tenant with early entry to the Expansion Space, at no cost or risk to Landlord, but if Landlord is unable to secure such cooperation to the reasonable satisfaction of Landlord, Tenant shall not have the right of early entry set forth in this Section 8.4.  Upon Landlord’s request, Tenant shall execute an access and indemnification agreement in a form acceptable to Landlord prior to any early entry to the Expansion Space during any period in which the applicable portion of the Expansion Space is leased and/or occupied by a third party or third parties.  In addition, Landlord may limit, suspend or terminate Tenant’s rights to enter the Suite 200 Expansion Space pursuant to this Section 8.4 if Landlord reasonably determines that such entry is endangering individuals working in the Suite 200 Expansion Space or is delaying completion of the Suite 200 Demising Work.

9.                                       Acceleration Option.

9.1                                 Tenant shall have the right (the “Acceleration Option”) to accelerate the Extended Termination Date, with respect to the entire Expansion Space only, from September 30, 2014, to the day that is thirty (30) days after the date of Tenant’s Acceleration Notice (defined below) (the “Accelerated Expiration Date”) (the “Acceleration”) if:

A.                                   Tenant delivers to Landlord, no later than the date that is six (6) months after the date of this Amendment, a written notice (the “Acceleration Notice”) exercising the Acceleration Option;

B.                                     Tenant is not in default under the Lease when Tenant delivers the Acceleration Notice to Landlord;

C.                                     No part of the Expansion Space is sublet past the Accelerated Expiration Date when Tenant delivers the Acceleration Notice to Landlord;

D.                                    The Lease has not been assigned before Tenant delivers the Acceleration Notice to Landlord; and

E.                                      The Acceleration Conditions (defined in Section 9.7 below) exist as of the date Tenant delivers its Acceleration Notice, and Tenant’s Acceleration Notice includes documentation thereof reasonably satisfactory to Landlord thereof.

9.2                                 If Tenant validly exercises the Acceleration Option, then (i) notwithstanding any contrary provision of the Lease, but subject to the terms of this Section 9, the term of the Lease shall expire, with respect to the entire Expansion Space only (but not with respect to any other portion of the Premises then leased by Tenant under the Lease), on the Accelerated Expiration Date with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on the Accelerated Expiration Date; and (ii) without limiting the foregoing:

A.                                   The portions of the Base Rent schedules set forth in Section 5 of this Amendment that apply during the period following the Accelerated Expiration Date shall be deleted from this Amendment; and

B.                                     Tenant shall surrender the Expansion Space to Landlord in accordance with the terms of the Lease on or before the Accelerated Expiration Date; and

C.                                     Tenant shall remain liable for all rent (including, without limitation, monthly Base Rent and Property Expenses) and other amounts payable under the Lease for the period up to and to and including the Accelerated Expiration Date, even though billings for such amounts may occur after the Accelerated Expiration Date; and

D.                                    Tenant’s restoration obligations shall be as set forth in the Lease; and

E.                                      If Tenant fails to surrender any portion of the Expansion Space on or before the Accelerated Expiration Date, Tenant’s tenancy thereof shall be subject to Section 10 of the Lease; and

F.                                      Any other rights or obligations of Landlord or Tenant under the Lease that, in the absence of the Acceleration, would have survived the Extended Termination Date with respect to the Expansion Space shall survive the Accelerated Expiration Date.

9.3                                 If Tenant exercises the Acceleration Option, then concurrently with delivery of the Acceleration Notice, Tenant shall pay to Landlord, as a fee in connection with the acceleration of the Extended Termination Date with respect to the Expansion Space only and not as a penalty, an amount (the “Acceleration Fee”) equal to $700,000.00.

9.4                                 If, after delivering an Acceleration Notice to Landlord, Tenant defaults under the Lease (including, without limitation, by failing to timely pay the Acceleration Fee), or at any time after delivering an Acceleration Notice and prior to the Accelerated Expiration Date any of the Acceleration Conditions are no longer true, Landlord, at its option, may (i) declare Tenant’s exercise of the Acceleration Option to be null and void (in which event Landlord shall return to Tenant any Acceleration Fee received from Tenant, but only after applying it against any past due rent), or (ii) continue to honor Tenant’s exercise of its Acceleration Option in accordance with the terms hereof.

9.5                                 If Tenant validly exercises the Acceleration Option, Landlord shall prepare an amendment (the “Acceleration Amendment”) reflecting the same.  Landlord shall deliver the Acceleration Amendment to Tenant within a reasonable time after receiving the Acceleration Notice, and Tenant shall execute and return the Acceleration Amendment to Landlord within 15 days after receiving it.  An otherwise valid exercise of the Acceleration Option shall be fully effective whether or not the Acceleration Amendment is executed.

9.6                                  Notwithstanding any contrary provision of the Lease, as amended, from and after the date Tenant delivers an Acceleration Notice to Landlord, Tenant’s rights with respect to the Expansion Allowance shall automatically terminate and Landlord shall have no obligation to disburse or otherwise apply any portion of the Expansion Allowance, and the entire Expansion Allowance shall accrue to the benefit of Landlord.

9.7                                  For purposes of this Acceleration Option, the “Acceleration Conditions” shall mean that Tenant’s Board of Directors has determined in good faith that because of negative results in Tenant’s peganesitide Phase 3 clinical trials, as measured by failure to achieve the safety or efficacy primary endpoints, Tenant must abandon its current plans to substantially expand its commercial group and therefore cannot use the Expansion Space. Concurrently with Tenant’s Acceleration Notice, Tenant shall deliver to Landlord a certificate signed by an officer and the general counsel of Tenant certifying that the Board of Directors has made the foregoing determination in good faith.

10.           Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.1         Landlord’s Address for Notices. Notwithstanding anything to the contrary contained in the Lease, Landlord’s address for notices and payment of Rent set forth in Section 4(d) of the Original Lease, as amended pursuant to Section VIII.C of the Fourth Amendment, is hereby deleted in its entirety and replaced with the following:

c/o Equity Office

2655 Campus Drive, Suite 100

San Mateo, California 94403

Attn:  Building manager

with copies to:

Equity Office

2655 Campus Drive, Suite 100

San Mateo, California 94403

Attn:  Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL 60606

Attn:  Lease Administration

10.2         Deletions.  Section VII (Rights of First Offer) of the Fourth Amendment is hereby deleted in its entirety.

10.3         Parking.  During the Suite 100 Expansion Term, Tenant shall be entitled to an additional 41 non-reserved spaces in the parking facility in connection with the Suite 100 Expansion Space, on the terms and conditions set forth in the Lease.  In addition to the foregoing, during the Suite 200 Expansion Term, Tenant shall be entitled to an additional 54 non-reserved spaces in the parking facility, on the terms and conditions set forth in the Lease.

10.4         Must-Take Space. Notwithstanding anything in Section I.B.2 of the Fourth Amendment to the contrary, as of the Must-Take Space Effective Date the “Premises”, as defined in the Lease, shall be increased from 53,830 rentable square feet in the 4001 Miranda Building to 84,460 rentable square in the 4001 Miranda Building and the 4015 Miranda Building, and shall also include any portion of the Suite 100 Expansion Space and/or the Suite 200 Expansion for which the term has then commenced.

10.5         Renewal Option.  Provided that Tenant does not exercise its Acceleration Option (as defined in Section 9), the Expansion Space shall be considered part of “all of the Premises (as then defined under the Lease) that are coterminous with the Initial Premises” as set forth in the first sentence of Section VI.A of the Fourth Amendment (Renewal Option).

10.6         Environmental Disclosure.  Pursuant to Section 25359.7 of the California Health and Safety Code, Landlord hereby discloses to Tenant the condition of the Complex described in that certain Phase I Environmental Site Assessment (Foothill Research Center) dated

January 9, 2007, prepared by EMG. Tenant acknowledges that Landlord has made a copy of such report available to Tenant (without warranty as to its accuracy or completeness), and the Tenant has fully reviewed such report.  Tenant acknowledges that the land underlying the Premises may be subject to various covenants and restrictions imposed by the California Regional Quality Control Board — San Francisco Bay Region, which covenants and restrictions may impose certain limitation on the use of the Premises, and Tenant covenants to comply with all of the terms and conditions of any such covenants and restrictions.

10.7         Use.  The 3rd sentence of Section 7 of the Original Lease shall not apply to the Expansion Space.  Tenant acknowledges that the Ground Lease imposes a fee on certain office uses in the Complex.  Landlord agrees to cooperate with Tenant in obtaining the agreement of Ground Lessor that such fee shall not apply to Tenant’s proposed office uses in the Expansion Space; provided that if Ground Lessor’s agreement is conditioned upon Tenant’s office uses being ancillary to Tenant’s ongoing research and development uses the Complex, then if Ground Lessor later imposes an office use fee due to Tenant’s failure to meet the conditions set forth in Ground Lessor’s consent, Tenant shall be solely responsible for payment of such use fee.

10.8         Stanford Consent.  The effectiveness of this Amendment and Landlord’s and Tenant’s rights and obligations hereunder are conditioned upon the receipt of Stanford’s consent to this Amendment on terms and conditions acceptable to the parties hereto and by Stanford and, if required by Stanford, the execution of a nondisturbance and recognition agreement between Stanford and Tenant. If Landlord and Tenant have not obtained such consent by the date which is thirty (30) days after the mutual execution and delivery of this Amendment by the parties, either party may terminate this Amendment by written notice to the other party, effective as of the date of receipt of such notice, provided that such notice is received by the other party prior to Landlord and Tenant obtaining such consent.  Landlord shall have no obligation to disburse any portion of any allowance provided for in this Amendment until the required consent and agreement have been obtained.

10.9         Contingency.  Notwithstanding any contrary provision hereof, if for any reason Landlord and Tibco Software, Inc., a Delaware corporation (the “Other Party”), fail to mutually execute and deliver the Required Agreement (defined below) on or before the Contingency Date, then Tenant may terminate the provisions of this Amendment (other than Sections 10.1, 10.2 and 10.6 above) by written notice to Landlord delivered no later than the earlier of (a) ten (10) business days after the Contingency Date, or (b) the date that Landlord and the Other Party enter into the Required Agreement.  In the event that Tenant so terminates this Amendment, the provisions hereof (other than Sections 10.1, 10.2 and 10.6 above) shall be of no further force or effect and the Lease shall continue as if (except for such excepted provisions) this Amendment had never been executed.  As used herein, “Required Agreement” means an agreement pursuant to which the expiration date under the Other Party’s existing lease is accelerated to a date occurring on or prior to June 30, 2010, with respect to the Suite 100 Main Space.  As used herein, “Contingency Date” means June 14, 2010.  In the event that the Required Agreement is not entered into on or prior to the Contingency Date, but Tenant does not timely terminate this Amendment as provide above, then this Amendment shall continue in full force and effect but in Section 1.2 above the date “July 1, 2010” shall be automatically amended to be “January 1, 2011”, Tenant hereby acknowledging the Other Party’s lease for the Suite 100 Main Space does not expire by its terms until December 31, 2010.

10.10       Prior Tenant’s Property.  Landlord acknowledges that Tenant may acquire certain furniture or other personal property located in the Expansion Space and belonging to a third party tenant or other occupant of the Expansion Space prior to the applicable Effective Date with respect to such portion of the Expansion Space.  Landlord shall not be required to remove from the Expansion Space (and agrees not to require the current tenant or other occupant of the Expansion Space to remove from the Expansion Space upon the expiration or earlier termination of its lease or other occupancy agreement) any items of furniture or other personal property that are identified by Tenant by notice to Landlord (“Property Notice”) delivered at least 30 days prior to the applicable Effective Date with respect to such portion of the Expansion Space (“Prior Tenant’s Property”).  Tenant agrees that by delivery of a Property Notice, Tenant represents, warrants and acknowledges that effective as of the commencement of Tenant’s right of possession to the applicable portion of the Expansion Space, all of the right, title and interest of Prior Tenant in and to Prior Tenant’s Property will be transferred to Tenant, and that Tenant shall be responsible for such Prior Tenant’s Property as Tenant’s personal property under the Lease.  Landlord shall have no obligation to deliver, insure, maintain, repair or otherwise safeguard Prior Tenant’s Property.  As between Landlord and Tenant, all risk of loss relating to Prior Tenant’s Property shall belong to Tenant.  Tenant shall look to

Prior Tenant, and not to Landlord, for recovery of any loss relating to the title to, existence, quality or condition of Prior Tenant’s Property.

11.                                 Miscellaneous.

11.1                           This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

11.2                           Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.3                           In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.4                           Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

11.5                           The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.6                           Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

11.7                           Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:	/s/

Name:	John C. Moe

Title:	Market Managing Director

TENANT:

AFFYMAX, INC.,
a Delaware corporation

By:	/s/

Name:	Arlene M. Morris

Title:	Chief Executive Officer

EXHIBIT A-1

OUTLINE AND LOCATION OF SUITE 100 EXPANSION SPACE

(INCLUDING SUITE 100 REMAINDER SPACE)

A-1

EXHIBIT A-2

OUTLINE AND LOCATION OF SUITE 200 EXPANSION SPACE

A-2

EXHIBIT B

EXPANSION WORK LETTER

As used in this Expansion Work Letter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the Fifth Amendment to which this Expansion Work Letter is attached.

I.                                         Alterations and Allowance.

A.                                   Tenant, following the Suite 100 Main Expansion Effective Date with respect to the Suite 100 Main Space, following the Suite 100 Remainder Space Expansion Date with respect to the Suite 100 Remainder Space, and following the Suite 200 Expansion Effective Date, with respect to the Suite 200 Expansion Space, shall have the right to perform alterations and improvements in the Premises (the “Expansion Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Expansion Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 12 of the Lease (as amended), including, without limitation, approval by Landlord of the final plans for the Expansion Alterations and the contractors to be retained by Tenant to perform such Expansion Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Landlord’s approval of the contractors to perform the Expansion Alterations shall not be unreasonably withheld.  The parties agree that Landlord’s approval of the general contractor to perform the Expansion Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Expansion Alterations, or (iv) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.                                     Provided Tenant is not in default and that Tenant’s Acceleration Option has expired without being exercised by Tenant (as more particularly described in Section G below, Landlord agrees to contribute the sum of $287,090.00 (or $10.00 per rentable square foot of the Expansion Space) (the “Expansion Allowance”) toward the cost of performing the Expansion Alterations in preparation of Tenant’s occupancy of the Premises.  The Expansion Allowance may only be used for the cost of design professionals and other third party consultants, preparing design and construction documents and mechanical and electrical plans for the Expansion Alterations, pre-construction administration, for repairs to the Premises, obtaining building permits, for hard costs in connection with the Expansion Alterations, and payment of Landlord’s Oversight Fee, all in connection with the Expansion Alterations.  The Expansion Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Expansion Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Expansion Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee, if any, may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Expansion Alterations; (v) plans and specifications for the Expansion Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the 4009 Miranda Building, the Complex and the Premises; (vi) copies of all construction contracts for the Expansion Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Expansion Alterations.  Upon completion of the Expansion Alterations, and prior to final disbursement of the Expansion Allowance, Tenant shall furnish Landlord with:  (1) general contractor and architect’s completion affidavits, (2) full and final waivers

B-1

of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Expansion Alterations, and (5) the certification of Tenant and its architect that the Expansion Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  In no event shall Landlord be required to disburse the Expansion Allowance more than one time per month.  If the Expansion Alterations exceed the Expansion Allowance, Tenant shall be entitled to the Expansion Allowance in accordance with the terms hereof, but each individual disbursement of the Expansion Allowance shall be disbursed in the proportion that the Expansion Allowance bears to the total cost for the Expansion Alterations, less the 10% retainage referenced above.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Expansion Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.                                     In no event shall the Expansion Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant.  If Tenant does not submit a request for payment of the entire Expansion Allowance to Landlord in accordance with the provisions contained in this Expansion Work Letter by December 15, 2012, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Expansion Alterations and/or Expansion Allowance.  Landlord shall be entitled to deduct from the Expansion Allowance a construction management fee for Landlord’s oversight of the Expansion Alterations in an amount equal to 3% of the total cost of the Expansion Alterations (“Landlord’s Oversight Fee”).

D.                                    Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Expansion Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

E.                                      This Expansion Work Letter shall not be deemed applicable to the Current Premises or the Must-Take Space, nor to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Current Premises, Must-Take Space or any additions to the Premises in the event of a renewal or extension of the Extended Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

F.                                      Section 13 of the Work Letter attached as Exhibit C to the Original Lease is incorporated herein by this reference with respect to the Expansion Alterations.  The Expansion Alterations shall be “Tenant Improvements” under the Lease, including for purposes of Section 12.B and Exhibit E of the Original Lease.  No other provisions of the original Work Letter, or any provision of any work letter attached to the Fourth Amendment, shall apply to the Expansion Alterations, unless specifically set forth in this Paragraph F.

G.                                     Notwithstanding anything in the Amendment or this Expansion Work Letter to the contrary, Tenant shall have no right to any portion of the Expansion Allowance unless and until Tenant’s Acceleration Option expires in accordance with its terms without having been exercised by Tenant.

B-2

EXHIBIT C

NOTICE OF LEASE TERM DATES

                                          , 20

To:

Re:                               Fifth Amendment (the “Amendment”), dated                             , 2010, to a lease agreement dated May 30, 1990, between CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and AFFYMAX, INC., a  Delaware corporation (“Tenant”), concerning Suite            on the                floor of the building located at 4009 Miranda Avenue in Palo Alto, California (the “                         Space”).

Lease ID:

Business Unit Number:

Dear                                   :

In accordance with the Amendment, Tenant accepts possession of the                            Space and confirms that (a) the              Effective Date is                           , 20      , and (b) the expiration date of the Lease is September 30, 2014.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.  Please note that, pursuant to Section 1.3 of the Amendment, if Tenant fails to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:
Name:
Title:

Agreed and Accepted as
of , 20 .

“Tenant”:

AFFYMAX, INC.,
a Delaware corporation

By:	/s/

Name:	Arlene M. Morris

Title:	Chief Executive Officer

C-1